Exhibit 99.1

SELLAS Life Sciences Provides Business Update and Reports Third Quarter 2018 Financial Results

Conference call today at 8:00 a.m. ET

NEW YORK, November 15, 2018 -- SELLAS Life Sciences Group, Inc. (Nasdaq:SLS) ("SELLAS" or the "Company"), a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapies for a broad range of cancer indications, today provided a business update and reported financial results for the quarter ended September 30, 2018.

"Throughout the third quarter and in recent weeks, we made significant progress advancing our clinical development programs while also improving the Company's financial standing. We strengthened our cash position with an equity offering in July and the recent settlement with JGB removed all outstanding debt while bringing an additional $6.6 million into the Company. Our Phase 1/2 galinpepimut-S (GPS) basket study in collaboration with Merck is progressing well and we are also further preparing for our registrational Phase 3 GPS trial in acute myeloid leukemia (AML) which we look forward to commencing in early 2019," said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. "We also continue to be excited about our nelipepimut-S (NPS, Neuvaxô) program in triple negative breast cancer (TNBC) patients as we review additional correlative data from the positive Phase 2b study. We have submitted a robust regulatory briefing to the FDA for review and hope to agree on the most optimal development program for NPS in TNBC in December while we continue our discussions with potential partners."

Third Quarter 2018 and Recent Business Highlights

•	Clinical Pipeline

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During the third quarter, several clinical sites were activated in the planned Phase 1/2 open label five-arm basket type trial of galinpepimut-S (GPS) administered in combination with Merck & Co.'s PD-1 inhibitor, pembrolizumab (Keytruda®), with patients currently being screened.

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In October and November 2018, the Company reported on final data for nelipepimut-S (NPS, NeuvaxTM). In October 2018, the independent Data Safety Monitoring Board concluded that the final positive data (median follow-up of more than 26 months) from the Phase 2b study of trastuzumab (Herceptin®) +/- NPS in HER2 1+/2+ breast cancer patients confirmed the previously disclosed interim positive data (median follow-up of less than 19 months) in triple negative breast cancer (TNBC) patients. This positive final data was presented at the European Society for Medical Oncology (ESMO) 2018 Annual Meeting. The final Phase 2b study data revealed a clinically meaningful and statistically significant difference in favor of the active arm, NPS plus trastuzumab (vs. trastuzumab alone), in TNBC patients at 26 months with a p-value of 0.013 and a 75.2% relative risk reduction of relapse or death and showed no imbalances in safety between the active arm and the control arm. In November 2018, SELLAS announced additional data from a preplanned secondary efficacy analysis of the Phase 2b study data showing consistent clinical effect across HLA allele subgroups in TNBC patients, including the HLA-A24+ subgroup which is highly prevalent in the Asian population. This additional efficacy analysis showed a clinically meaningful and statistically significant benefit in the HLA-A24+ subgroup with a p-value of 0.003 and a 90.6% relative risk reduction of relapse or death in favor of the active arm, NPS plus trastuzumab. The Company is continuing to advance potential partnering discussions for NeuVax.

•	Regulatory

◦	A meeting with the U.S. Food and Drug Administration (FDA) to discuss the most optimal regulatory pathway for further development of NPS in TNBC patients is scheduled to take place in December 2018.

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In September 2018, SELLAS announced that the Committee for Orphan Medicinal Products of the European Medicines Agency approved orphan medicinal product designation for GPS for the treatment of multiple myeloma (MM).

◦	In July 2018, SELLAS announced that the FDA granted Fast Track designation to GPS for the treatment of MM.

•	Corporate

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In October 2018, the U.S. District Court for the Southern District of New York entered an order granting in full the Company's motion to dismiss the complaint brought by JGB (Cayman) Newton, Ltd. (JGB) in connection with a senior secured debenture entered into by SELLAS' predecessor while allowing SELLAS' substantive counterclaims against JGB to remain. In November 2018, the Company announced that it had reached a settlement with JGB regarding the counterclaims. The Company received approximately $6.6 million in the settlement and the debenture and all related agreements, liens and security interests were terminated.

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In July 2018, SELLAS completed an underwritten public offering of common stock and pre-funded warrants, together with accompanying common stock warrants, for aggregate net proceeds of approximately $21.6 million, after deducting underwriting discounts, commissions and offering expenses.

◦	As of September 30, 2018, unrestricted cash and cash equivalents were $10.0 million compared to $2.3 million as of December 31, 2017.

Third Quarter 2018 Financial Results

For accounting purposes, SELLAS Life Sciences Group Ltd., a private Bermuda exempted company (SELLAS Ltd.), is considered to have acquired the Company (which was formerly known as Galena Biopharma, Inc. (Galena) in the business combination between SELLAS Ltd. and Galena (the Merger); therefore, upon the Merger, the financial statements of Galena became those of SELLAS Ltd. and the results reported are those of SELLAS Ltd. reflecting the acquisition of Galena as of December 29, 2017.

Cash Position: As of September 30, 2018, unrestricted cash and cash equivalents totaled $10.0 million which does not include a $6.6 million payment received by the Company that was related to the settlement of litigation with JGB in November 2018. Unrestricted cash and cash equivalents as of December 31, 2017 totaled $2.3 million.

Net cash used in operating activities was $25.9 million for the nine months ended September 30, 2018, which includes $4.3 million used to reduce payables related to the Merger. During the third quarter SELLAS received a total of $21.6 million in net proceeds, after deducting fees and expenses, from an underwritten public offering of common stock and pre-funded warrants, together with accompanying common stock warrants that was completed in July.

R&D Expenses: Research and development expenses were $1.7 million for the third quarter of 2018, as compared to $1.1 million for the third quarter of 2017. The increase was primarily due to the initiation of the Phase 1/2 clinical trial for GPS in combination with Keytruda and ongoing costs incurred during the third quarter related to the Phase 2b trial for NPS in combination with trastuzumab in breast cancer, as well as increased licensing fees resulting from our expanded clinical portfolio as a result of the Merger. This increase was partially offset by a reduction in stock-based compensation during the third quarter of 2018. Research and development expenses for the nine months ended September 30, 2018 were $5.1 million and were $5.1 million for the same period in 2017.

G&A Expense: General and administrative expenses were $1.3 million for the third quarter of 2018, as compared to $3.2 million for the third quarter of 2017. The decrease in the current period was primarily due to a reduction in stock-based compensation and the accounting treatment for costs related to litigation and other legal matters associated with the settlement of the JGB litigation and resulting reimbursement of legal fees. This decrease was partially offset by an increase in personnel related expenses, insurance and other expenses. General and administrative expenses for the first nine months of 2018 were $10.1 million, as compared to $9.4 million for the nine months ended September 30, 2017. The increase was primarily related to costs associated with outside services, accounting and audit expenses, insurance and public company costs, partially offset by a reduction in stock-based compensation and a decrease in financing and advisory fees associated with the Merger.

Net Loss: Net loss attributable to common stockholders was $9.4 million for the third quarter of 2018, or a basic and diluted loss per share attributable to common stockholders of $0.53, as compared to a net loss attributable to common stockholders of $4.5 million for the third quarter of 2017, or a basic and diluted loss per share attributable to common stockholders of $2.27. The increase in net loss was driven primarily by non-cash charges related to equity issuances during 2018.

Conference Call and Webcast Information

SELLAS will host a conference call and live audio webcast today at 8:00 a.m. ET to discuss these financial results and provide a business update. To participate in the conference call, please dial (866) 416-7995 (domestic) or (409) 217-8225 (international) and refer to conference ID 7038536. A live webcast of the call can be accessed under "Events & Presentations" in the Investors section of the Company’s website at www.sellaslifesciences.com. An archived webcast recording will be available on the SELLAS website beginning approximately two hours after the call.

About SELLAS Life Sciences Group, Inc.

SELLAS is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, galinpepimut-S (GPS), is licensed from Memorial Sloan Kettering Cancer Center and targets the Wilms Tumor 1 (WT1) protein, which is present in an array of tumor types.  GPS has potential as a monotherapy or in combination to address a broad spectrum of hematologic malignancies and solid tumor indications.  SELLAS has Phase 3 clinical trials planned (pending funding availability) for GPS in two indications, acute myeloid leukemia (AML) and malignant pleural mesothelioma (MPM) and is also developing GPS as a potential treatment for multiple myeloma (MM) and ovarian cancer.  SELLAS plans to study GPS in up to four additional indications.  SELLAS has received Orphan Drug designations for GPS from the U.S. Food & Drug Administration (FDA) and the European Medicines Agency (EMA) for AML, MPM, and MM; GPS has also received Fast Track designation for AML, MPM and MM from the FDA. SELLAS’ second product candidate, nelipepimut-S (NeuVaxTM, NPS), is a HER2-directed cancer immunotherapy being investigated for the prevention of the recurrence of breast cancer after standard of care treatment in the adjuvant setting. NPS has received Fast Track status designation by FDA for the treatment of patients with early stage breast cancer with low to intermediate HER2 expression, otherwise known as HER2 1+ or 2+, which includes TNBC patients, following standard of care.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are "forward-looking statements," including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as "plan," "expect," "anticipate," "may," "might," "will," "should," "project," "believe," "estimate," "predict," "potential," "intend," or "continue" and other words or terms of similar meaning. These statements, include, without limitation, statements related to the timing and results of clinical studies and as to further development of and regulatory matters relating to NPS and GPS for a broad range of cancer indications. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which risks include, without limitation, risks and uncertainties associated with immune-oncology product development and clinical success thereof, risks and uncertainties related to the timing of clinical trials, the uncertainty of regulatory approval, the uncertainty of partnering its clinical assets, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption "Risk Factors" in Exhibit 99.1 in its Current Report on Form 8-K filed on July 18, 2018 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contacts:
Will O’Connor
Stern Investor Relations, Inc.
212-362-1200
ir@sellaslife.com

David Moser, JD
SELLAS Life Sciences Group, Inc.
813-864-2571
info@sellaslife.com